Exhibit 99.1

FOR IMMEDIATE RELEASE:

Monday, May 15, 2017

Simmons First National Corporation Completes Acquisition of Hardeman County Investment Company, Inc.

PINE BLUFF, Arkansas – Simmons First National Corporation (“Simmons”) (NASDAQ: SFNC), parent company of Simmons Bank, announced today the completion of the acquisition of Hardeman County Investment Company, Inc. ("Hardeman"), headquartered in Jackson, Tennessee, including its wholly-owned bank subsidiary, First South Bank ("FSB"). A definitive agreement to acquire the company was previously announced in November 2016, and Hardeman’s shareholders approved the transaction earlier this month.

“First South Bank is a natural addition to our growing footprint,” said George A. Makris, Jr., Simmons’ Chairman and CEO. “First South and Simmons have similar cultures and operating styles, and together, we have a strong presence in western Tennessee. We look forward to continuing to serve our customers in this region with our combined product and service offerings.”

With the completion of these acquisitions, Simmons has approximately $9.1 billion in assets, $6.0 billion in loans, $7.2 billion in deposits, 2,000 associates and more than 150 branch locations across Arkansas, Kansas, Missouri and Tennessee.

FSB will continue operations as a separate bank subsidiary of Simmons until it is merged into Simmons Bank. That conversion is slated for completion September 5, 2017.

“Over the past several months, both banks have been preparing for the conversion, and we are looking forward to completing this exciting integration,” said Marty Casteel, Chairman and CEO of Simmons Bank. “First South customers should continue their banking as usual and will receive the same great service from the associates they have come to know and trust. We are working closely together to ensure the transition is as seamless as possible for customers.”

About Simmons First National Corporation

Simmons is a financial holding company, headquartered in Pine Bluff, Ark., with total assets of $9.1 billion conducting financial operations throughout Arkansas, Kansas, Missouri and Tennessee.  The company, directly and through its subsidiaries, offers comprehensive financial solutions delivered with a client-centric approach. The company’s common stock trades on the NASDAQ Global Select Market under the symbol “SFNC.”

About First South Bank

First South Bank is the wholly-owned bank subsidiary for Hardeman County Investment Company, Inc., which is headquartered in Jackson, Tenn. FSB was founded in 1903 and is an independent, privately owned bank, operating 10 branches in western Tennessee. Services offered include insurance, investments, mortgage lending, commercial lending and agricultural lending. As of March 31, 2017, FSB had assets of $476 million.

Forward-Looking Statements

Statements in this press release that are not historical facts should be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements of this type speak only as of the date of this press release. By nature, forward-looking statements involve inherent risk and uncertainties. Various factors, including, but not limited to, economic conditions, credit quality, interest rates, loan demand and changes in the assumptions used in making the forward-looking statements, could cause actual results to differ materially from those contemplated by the forward-looking statements. Forward-looking statements regarding the First South Bank merger are based on currently available information. Actual results could differ materially after the consummation of this transaction. Additional information on factors that might affect Simmons First National Corporation’s financial results is included in its Form 10-K filing with the Securities and Exchange Commission.

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FOR MORE INFORMATION, CONTACT:

DAVID W. GARNER

EVP and Investor Relations Officer

Simmons First National Corporation

(870) 541-1000